Exhibit 10.6

400 East Jamie Court. Suite 102

South San Francisco, CA 94080

PHONE (650) 741·0900

FAX (650) 741·0901

MYOKARDIA.COM

October 20, 2014

Steven Chan

Dear Steven,

We are pleased to offer you the position of Vice President, Corporate Controller with MyoKardia, Inc. Your compensation will be $9,166.67, semi-monthly, which is equal to $220,000.00 annualized, payable in accordance with the Company’s standard payroll schedule. This position will report to Jake Bauer, Vice President, Business Development and Business Operations. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation: This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, the company has recently implemented a performance-based variable cash bonus program. Subject to an acceptable level of corporate performance, the Board of Directors may approve payment of performance bonuses after the first of the year. If bonuses are paid, your target percentage will be 25% of your salary as the basis for calculating your bonus. Your actual bonus will depend on your own and the company’s performance for the year just completed. Bonuses will be pro-rated for partial years of service.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number or Company-sponsored benefits. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy. A full list of company benefit can be found online at https://pcms.plansource.com.

Stock Options: Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 150,000 shares of the Company’s Common Stock. The Board of Directors or the Compensation Committee will determine the exercise price per share when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Steven Chan

October 20, 2014

Employee Confidentiality and Assignment Agreement: You will he required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached.

Background Check: The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving outcome of those checks, in the discretion of the Company.

Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement: This letter agreement, the Employee Confidentiality and Assignment Agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to. or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We look forward to working with you, and hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this after by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and return these documents to the Human Resources Department to confirm your acceptance no later than Friday, October 24, 2014, as this offer, if not accepted, wilt expire at the close of business on October 24, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We would like your official start date to be on or before November 17, 2014.

Steven Chan

October 20, 2014

If you have any questions, please do not hesitate to contact me at (650) 741 0941.

Very truly yours,

/s/ Jake Bauer
By: Jake Bauer
Title: VP, Business Development and Business Operations

Acknowledgment and acceptance of the terms stated above:

/s/ Steven Chan	Nov. 17, 2014
Steven Chan	Agreed upon start date

Attachment

Employee Confidentiality and Assignment Agreement

Exhibit A – Prior Inventions

Exhibit B – California Labor Code